Exhibit 99.1

Media Contacts	Investor Contact
Laurie Bischel, 312.292.1937	investors@cmegroup.com
news@cmegroup.com	CME-G
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Announces New Senior Leadership Appointments

•	Jack Tobin to Become Chief Financial Officer

•	John Marchese Named General Counsel

•	Matthew Render Appointed Chief Accounting Officer

CHICAGO, September 9, 2026 – CME Group, the world’s leading derivatives marketplace, today announced senior leadership appointments in its finance and legal divisions.

Jack Tobin, who has served as CME Group Chief Accounting Officer since 2015, will be promoted to Chief Financial Officer and will join the company’s management team, effective March 2027, when the company’s current President & CFO Lynne Fitzpatrick becomes CEO as previously announced. To ensure a smooth transition, Tobin will become Deputy Chief Financial Officer in November 2026. Matthew Render will succeed Tobin as Chief Accounting Officer. Tobin will continue to report to Fitzpatrick, and Render will continue to report to Tobin.

In addition, John Marchese has been promoted to General Counsel, joining the CME Group management team and reporting to CME Group Chairman and Chief Executive Officer Terry Duffy. Marchese has been Managing Director & Associate General Counsel, Litigation & Information Technology since 2024. Later this month, he will succeed Jonathan Marcus, who is stepping down after serving as General Counsel since 2022.

“I want to congratulate Jack, John and Matt on their new roles that demonstrate the strong bench strength we have developed across our leadership team,” said Duffy. “I also want to thank Jonathan for his counsel to our company. Looking ahead, I am confident that these talented individuals will help CME Group continue to grow our global business in the years to come.”

Tobin has more than 35 years of financial experience, including overseeing accounting, corporate development and finance functions at CME Group since he joined the company in 2002. He previously worked as a principal consultant with PricewaterhouseCoopers and earned bachelor’s and master’s degrees from DePaul University.

Marchese joined CME Group in 2011 to lead the company’s litigation function after holding a number of leadership positions at Arthur Andersen LLP and Latham & Watkins. He earned a bachelor’s degree from Georgetown University and a J.D. from the University of Chicago.

Render joined CME Group as Deputy Chief Accounting Officer in August 2026. He previously held finance roles at Citadel, BP and Ernst & Young. He earned a bachelor’s degree from Northern Illinois University, a master’s degree from the University of Notre Dame and an MBA from the University of Chicago Booth School of Business.

As the world’s leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, cryptocurrencies, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec is a trademark of BrokerTec Americas LLC and EBS is a trademark of EBS Group LTD. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“S&P DJI”). “S&P®”, “S&P 500®”, “SPY®”, “SPX®”, US 500 and The 500 are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones®, DJIA® and Dow Jones Industrial Average are service and/or trademarks of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Chicago Mercantile Exchange Inc. Futures contracts based on the S&P 500 Index are not sponsored, endorsed, marketed, or promoted by S&P DJI, and S&P DJI makes no representation regarding the advisability of investing in such products. All other trademarks are the property of their respective owners.

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